Exhibit 23.6

[SBI-USA, LLC Letterhead]
August 26, 2002

Category 5 Technologies, Inc.
2755 East Cottonwood Parkway, Suite 450
Salt Lake City, Utah 84121

Dear Sirs:

         We hereby consent to the inclusion in the Registration Statement of MindArrow Systems, Inc. on Form S-4, with respect to shares of MindArrow Systems, Inc. common stock, par value $0.001 per share, issuable to holders of common stock, par value $0.001 per share, of Category 5 Technologies, Inc. in the proposed merger of Category 5 Technologies, Inc. with and into a subsidiary of MindArrow Systems, Inc., of our opinion to the Board of Directors of Category 5 Technologies, Inc. appearing as Appendix D to the Proxy Statement/Prospectus which is part of the Registration Statement, and to the references to the opinion and our firm name in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, SBI-USA, LLC /s/ Shelly Singhal By: Shelly Sinhal Its: Managing Director